Exhibit 99.1

Apollo Global Management Purchases $50 Million of Apollo Investment Corporation’s

Common Stock at Net Asset Value in a Private Placement

Demonstrates Apollo Global Management’s Support for Flagship Private Debt Vehicle

NEW YORK, NY — April 2, 2012—Apollo Investment Corporation (NASDAQ: AINV) or “AIC” and Apollo Global Management, LLC (NYSE: APO) today announced that a subsidiary of Apollo Global Management, LLC has purchased approximately $50 million, or approximately 5.9 million newly issued shares, of Apollo Investment Corporation’s common stock, at net asset value (“NAV”). Management estimates that NAV per share was approximately $8.45 as of March 31, 2012. The final number of shares and dollar amount will be subject to adjustment based on the final net asset value as of March 31, 2012 to be determined by AIC’s Board of Directors.

AIC’s Investment Advisor, Apollo Investment Management, L.P., or “AIM”, is waiving the base management and incentive fees associated with this equity capital for a one year period.

Proceeds from this equity sale will be used to capitalize on various proprietary market opportunities available to Apollo Investment Corporation. AIC also announced today that it is no longer considering raising additional equity capital through other means at this time.

James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “We are extremely pleased that Apollo Global Management is making this significant investment that reflects its deep commitment to AIC and the value of its integrated investment platform. Given the breadth of investment opportunities that we have identified, we expect to deploy this capital into a wider array of proprietary private debt investment strategies and expand our footprint across a broader range of industries.”

“This investment further demonstrates our support for Apollo Investment Corporation, which is Apollo’s flagship private debt vehicle,” said Marc Rowan, Senior Managing Director at Apollo Global Management. “We believe shareholders of Apollo Global Management will continue to benefit from AIC’s competitive advantage stemming from the long duration of its capital, particularly as opportunities arise amid the changing roles of banks and traditional financial service companies following the global credit crisis. By providing proprietary access to our integrated platform and expertise, Apollo believes it will help generate significant value for AIC’s shareholders.”

About Apollo Global Management

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $75 billion as of December 31, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit http://www.agm.com.

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor. For more information about Apollo, please visit http://www.apolloic.com.

Contact Information

For investor inquiries regarding Apollo Global Management:

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Patrick Parmentier, CPA, 212-822-0472

Investor Relations Manager

pparmentier@apollolp.com

For investor inquiries regarding Apollo Investment Corporation:

Elizabeth Besen, 212-822-0625

Investor Relations Manager

ebesen@apolloic.com

For media inquiries regarding either Apollo Global Management or Apollo Investment Corporation:

Charles Zehren, Rubenstein Associates

212-843-8590

czehren@rubenstein.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

SOURCES:	Apollo Investment Corporation
Apollo Global Management, LLC

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